Exhibit 99.2

Ligand Pharmaceuticals, Inc.

Thomas Weisel Partners Healthcare Conference 2009

September 9, 2009

Moderator:	Glad to have with us here today John Higgins from Ligand. He’s going to be giving a presentation, and if we have some time at the end, we will entertain some Q&A. And again, these are interactive sessions, so feel free to raise your hand and ask your question. And also, Dr. Syed Kazmi, as well, from Ligand.

John Higgins:	Steve, thank you. It’s a pleasure to be here. Good morning, and welcome back from your Labor Day weekend. It’s back to school season. Ligand has had a productive past couple of months, and we’re poised for, I think, an exciting finish to 2009 and a very promising 2010.

I’m going to share the presentation with my colleague, Dr. Kazmi. Before I begin, I would like to just make some remarks about forward-looking statements. In this presentation, we will be making forward-looking statements about our business, our partnerships, our projections and outlooks. In addition, we recently announced our pending acquisition of Neurogen. There are some remarks in here about Neurogen and our expectations for the business, assuming that the deal closes. That deal has not closed, yet. For all these reasons, I direct you to our public company filings with the SEC, our 10-Ks and 10-Qs. Also, there will be an S-4, as well as a proxy statement filed for that merger shortly, and we direct you to those documents for further information about the merger process.

As we talk about Ligand, I’d like to just set the stage by describing our views of what the fundamentals are of a strong biotech company. There are a lot of great companies here, there are many, many more that aren’t here. But generally, when we look at small to mid cap biotech, our view is that, in this market environment, the strongest companies are those with a strong balance sheet, tight spending discipline, knowing when and where to spend money, strong discovery capabilities. That is really the backbone of a good biotech company, having a good core discovery asset, a robust pipeline of partnerable assets, where your investment in discovery is paying off, where you can partner or find other ways to value those assets, and finally, revenue diversity. All the great research in the world is meaningless to investors, unless there is a way to make money. That is the enterprise we are after. And in the blue box in the bottom of the slide, we believe that the operating structure should have a potential to generate substantial cash flows and profitability. This is our view of what makes a strong biotech company. We believe that Ligand fits this model very, very well.

Just a quick overview. Ligand, right now, we’re a company with great assets. We have two royalty streams, plus two more products that were recently approved. I’ll discuss those in more detail. We have 10 pharmaceutical deals, with over 21 development programs. The programs not only have a chance to generate substantial milestones, over $600 million in milestones, but also future royalties. Now, we also have a very successful drug discovery engine. The credentials are well laid out, as Syed will talk about a bit more.

Ligand Pharmaceuticals, Inc.

Thomas Weisel Partners Healthcare Conference 2009

September 9, 2009

We have a leadership that’s focused on market credibility. We try to be transparent, be consistent, and give information that will help investors understand our business. We also really strive to work to run a cost efficient business, ultimately, with the goal to drive shareholder value. We are very shareholder focused.

I want to give just some highlights on recent events. Again, it’s been a very busy past several months. We signed an agreement just a few weeks ago to acquire Neurogen. They’re a public company based in Connecticut. They have drug screening assets, cash, pipeline, and a drug partnership. PROMACTA, a drug from a major partnership we have with GSK, the drug is approved. I’ll talk more about that, but recently, they have initiated another study for MDS, a cancer indication. Two products, CONBRIZA, a product that Wyeth has, and FABLYN, both estrogen receptor modulators for osteoporosis, those were approved in Europe. They have not launched yet. We are awaiting approval of one or both of those products. We entered a license agreement with ParinGenix for a Phase II program. We received a cash payment up front. We completed, just a few weeks ago, a lease buyout. This is important. We had substantially more space than we needed and it was a 13 year lease. So we were able to reduce our operating costs going forward, significantly. We initiated a Phase I SARM trial, and also a partner, Wyeth, had data just last week under JAK-3 program at the American Chemical Society.

Just a brief overview of the Neurogen acquisition. Again, this deal was just announced a few weeks ago. It’s a very nice fit for Ligand. It’s an acquisition for a small public company. It’s a stock for stock acquisition. The transaction value will issue be approximately 11 million dollars in Ligand stock, plus we’ll give their shareholders a contingent value right, a chance to earn more cash based on various activities. They’re in the process of selling the real estate, and also one of their research programs. If they are successful, their shareholders will receive the proceeds from those sales. There are some milestones based on programs. There’s a partnership with Merck. If Merck enters a Phase III trial, Ligand will receive a $10 million cash payment from Merck, and we’ll share three million dollars of that with Neurogen. And finally, we will inherit a Histamine type III program, if we license that program, or otherwise partner, we’ll share $4 million of cash with Neurogen. The anticipated closing date is next quarter.

This is an important acquisition for us. While it is a small deal, relative to the size of Ligand, it brings us diversity in partnership assets, pipeline, and discovery assets. We closed on a transaction about 10 months ago with Pharmacopeia. That was a very successful acquisition. It was an attractive valuation. The integration went smoothly, and we believe that we are a substantially stronger company for having brought Pharmacopeia on board.

Ligand Pharmaceuticals, Inc.

Thomas Weisel Partners Healthcare Conference 2009

September 9, 2009

Neurogen, while it’s a different company with a different focus, it brings some of the same resources. Merck is a fully funded research project. They were in Phase II for their Vanilloid Receptor 1 program. It was an oral program, they are now looking at a non-oral route, and are in the pre-clinical phase, hoping to move to phase I shortly. We have several opportunities to bolt-on new pipeline assets, including an oral EPO program. We have our own oral erythropoietin program. We think their assets will compliment ours, particularly if we partner that program. They also have an H3 antagonist program, which is a promising area of research for several drug companies right now. They have a drug discovery platform. Just as Ligand does, we have a combinatorial screening, a high throughput screening platform, we have biological assays. They bring what they call the AIDD, Accelerated Intelligent Drug Design platform. They have, currently, a nice balance of cash, even after transaction expenses and repayment of debt. We expect to assume an estimated $7 million in net cash, and also, we’ll acquire some tax assets, as well. So it’s a diverse acquisition, and a very nice fit with Ligand.

Just a couple of highlights on our partnership. We have, really, a very exciting array of partnerships, numerous deals with 10 pharmaceutical companies, more than 21 different programs. As we think about Ligand, Ligand does its own drug research, our own drug discovery. We’ve had significant success in the past. When we at the point hit a partnering stage, we’ll try to partner the program at the earliest inflection point. That may yield cash up front, some milestones, and future royalties. What this creates for us is a roster of royalty assets, that while surely not everything will work out, we think, given the length of the list of partners and the diversity of targets, it’s a well balanced story. We’re targeting programs that are treating some of the largest untapped markets, including muscle wasting, COPD, thrombocytopenia, pain, Alzheimer’s, asthma, etc., and we get substantial revenue potential out of milestones and royalties.

When we look at our picture of all the company logos, it’s a who’s who list. We have several pending mergers. A couple of these logos will go away with the Merck-Schering merger, the Wyeth-Pfizer merger, etc. But a very substantial list of high quality partners around the world.

This is a picture of our combined product pipeline. I’m not going to go through every line. This is, I think, a very substantial picture that quickly illustrates the value that Ligand has. At the top, there are two products that we’re earning royalties off of right now. One was just approved 8 months ago, and it still has about 11 to 12 year patent life. The next two products, VIVIANT and CONBRIZA, were approved in Europe over the last six months. Neither has launched yet, but we’re anticipating the launch of one or both of those products, perhaps within the next year. They both are pending U.S. approval, as well. As we go down the list there, there’s one drug in a couple of different

Ligand Pharmaceuticals, Inc.

Thomas Weisel Partners Healthcare Conference 2009

September 9, 2009

Phase III trials. PROMACTA, we have a whole roster of Phase II assets, mostly driven by Schering-Plough, and Bristol-Meyers. These are fully funded research programs. We’re anticipating completion of those studies and presuming a positive data advancement to Phase III, and so on. We have some Phase I assets, and we haven’t even listed all of our preclinical assets.

On this chart, there are 29 lines, most of these programs are partnered already, a few of them are unpartnered, but it’s a very, very promising roster of partnered programs that, depending on the timing of launch and the various royalty rates, could generate substantial revenues and cash flows for Ligand.

I’m going to give just some remarks about one of our programs, and then Syed will give some remarks about other programs. Our lead program right now, lead partner program, is PROMACTA. This is a drug that was discovered in collaboration with GSK. We entered a partnership in the late ‘90s. The product was first developed and approved for ITP, Immune Thrombocytopenia Purpura. It was approved about nine months ago, and the products have launched. We’re now earning royalties off that product.

GSK is making a substantial investment in this program in a variety of other indications. Namely, they’re now conducting two Phase III studies for hepatitis, a Phase III trial for chronic liver disease, they initiated a Phase I and II trial for MDS, there’s a Phase I sarcoma trial ongoing. It’s a long list, but I think the takeaway is that there’s a very substantial investment by GSK. It is our belief that GSK views this as a promising drug with a big market potential. The MAA has been submitted in Europe for ITP, and to expand a franchise, GSK, less than a year ago, licensed a follow-on TPO receptor molecule from us at the end of 2008.

Thrombocytopenia is a condition where there’s an abnormally low level of platelets. When we think of hematology, there are three main elements of the blood. There’s red blood cells, white blood cells, and platelets. As we know, there are great drugs to boost red blood cells and white blood cells, but before this drug and another product that Amgen recently launched, there really were limited options to boost platelets. Thrombocytopenia happens when there’s decreased production of platelets that could be caused by a various disease, hepatitis, cancer, etc., increased destruction of platelets, you could have an autoimmune indication or drug induced, where, for instance, chemotherapy, destroys the platelets. So a variety of causes of low platelet count. If you have low platelets, you’ve got a high risk of bleeding, internal bleeding, bruising, petechia, risk of bleeding within the brain and getting a hemorrhagic stroke. So very significant market, and when we look at the treatable patient population, it is very large. The first market is a smaller market. ITP is a good proof of concept category, we believe very compelling data for both safety and efficacy, and now, as I’ve already talked about, GSK is conducting a battery of other studies. This is

Ligand Pharmaceuticals, Inc.

Thomas Weisel Partners Healthcare Conference 2009

September 9, 2009

a large opportunity. We enjoy royalties that start at close to 5%, and quickly moves up to close to 10%. We disclose all the royalties, virtually all the royalties in our portfolio, when we’re permitted to by our partners. All that information is available in our 10Qs and 10Ks. But it’s a market that has a chance to generate significant revenues for us, longer term.

With that, I’ll turn it over to my colleague, Syed.

Syed Kazmi:	So, continuing with an overview of our fully funded royalty bearing partnered programs. We have two collaborations, as John pointed out earlier, in the area of selective estrogen receptor modulators. The first collaboration is with Wyeth. Bazedoxifene is approved in Europe, and it’s pending approval in U.S. Bazedoxifene at Wyeth is also being developed in combination with Premarin for the treatment of menopausal symptoms and NDA for that is planned for 2010.

Another collaboration on SERM is at Pfizer, Lasofoxifene, again, approved in Europe earlier this year, and pending approval in U.S. So with these two SERMs, next year we anticipate generating royalty revenues after these products are launched in Europe.

Another collaboration is with BMS in the area of B38 MAP kinase inhibitors. The collaboration started about 12 years ago. It has generated various leads. Right now, BMS is running three Phase II studies in rheumatoid arthritis, psoriasis, and arthrosclerosis. The larger of the three, the rheumatoid arthritis trial, completed accrual in July this year, and the data are expected next month, according to clinicaltrials.gov. These are large established market opportunities, and if successfully developed, we anticipate the product could be on market in 2014.

Moving on to another collaboration, this is for inflammation and immunological diseases. This collaboration is with Schering-Plough. The collaboration started back in 1998. We have information based on clinicaltrials.gov and other sources that Schering has completed all three Phase II trials in COPD, asthma and psoriasis, and now this is moving on to next stage in the development pathway. Again, these are large opportunities, and if successfully developed, we anticipate that this product could be on market in 2014.

In addition to the collaboration with the CXCR2 in COPD that I just talked about, there are other leads that are being pursued in this collaboration with Schering-Plough. We have a Phase II program in oncology, two Phase I programs in inflammation and respiratory diseases, and then there is a BACE inhibitor program for Alzheimer’s disease in preclinical development. So this collaboration with Schering-Plough has been extremely productive and moving on really well.

Ligand Pharmaceuticals, Inc.

Thomas Weisel Partners Healthcare Conference 2009

September 9, 2009

The next research collaboration is with GSK for several different targets in multiple therapeutic indications. So far, in less than three years, we have been able to nominate seven different compounds, resulting in a total milestone payment of $3.5 million, then, of course, they are success based milestone payments and up to double-digit royalties upon commercialization on a product by product basis.

Another research collaboration with Wyeth has been going on really well. This collaboration started in December 2006, and it is still ongoing, with $3 million a year in research funding. The collaboration is based on developing oral JAK-3 kinase inhibitors for immunological and inflammatory diseases. This program, like others, also has success based milestone payments, and up to double-digit royalties on a product by product basis.

Moving on to our internal R&D program, I will highlight one, and rest you’ve seen in our pipeline chart that John pointed out earlier. The one program we have internally is on selective antigen receptor modulators. The lead compound was designed to provide the benefits of antigen receptor mediated effects on skeletal muscle and bone, without the undesirable side effects of currently marketed antigens. The compound has shown increased muscle mass and bone mineral density, while sparing the prostate in males, and undesirable virilization effects in females in several preclinical models. This is part of our second generation, next generation SARMs with very good selectivity when it comes to target tissues, such as muscle and bone versus undesirable targets, like prostate. A Phase I study was initiated in summer 2009 to evaluate the safety, tolerability, and PK of this molecule. We expect completion of Phase I studies in first half of next year. The target indications are all huge where there’s large, unmet medical need. We’re talking sarcopenia and frailty, muscle wasting or Chachexia associated with a variety of severe diseases, such as cancer, AIDS, end-stage renal disease, osteoporosis, hypogonadism, and sexual dysfunction.

In terms of our core technology, our research engine, Ligand has been known for its core technology platform, which was the basis for several collaborations, past or current. The technology involves Ligand dependent gene expression assays for nuclear receptors for JAK-STAT coupled receptors, which really resulted in some first-in-class molecules, including a small molecule mimetic for a large growth factor, the PROMACTA that John talked about. We also have ultra high throughput screening platform. This platform is very versatile, it’s very flexible. It has the world’s largest and very diverse compound collection library of 5 million plus compounds. You can do all kinds of ultra high throughput assays in the system with very high, consistently high rate of success across all types of targets, be it enzymes, receptors, iron channels, and so on. Coupled with this, as John pointed out, once the deal with Neurogen is closed, we can now bring in yet another novel technology to add to our technology platform, which is the AIDD.

Ligand Pharmaceuticals, Inc.

Thomas Weisel Partners Healthcare Conference 2009

September 9, 2009

We have a great preclinical development track, total of 48 clinical candidates with 24 IND filed. And as I pointed out earlier, the science is solid, we are looking at first-in-class molecules, publications in top journals, and just to wrap up, an overview of development of partnerships, our clinical strategy is to bring the program to the proof of concept to do what we do best, work on novel targets, bring novel compounds through clinical development to clinical proof of concept and partner at the right value inflection point across the spectrum.

Our Ligand discovered drugs have been through 13 NDAs and MAAs, five products have been approved, using Ligand technology. Targretin and Panretin were the two retinoid products that Ligand had a few years ago, and now we have PROMACTA, FABLYN, and CONBRIZA approved in U.S. and Europe. As John pointed out, 40 collaborations with more than 30 different companies, experience in multiple therapeutic areas, and again, 21 different programs are currently being pursued, including the large established markets, such as muscle wasting, COPD, pain, asthma, osteoporosis, and Alzheimer’s. And with that, I’ll invite John to continue.

John Higgins:	Syed, thank you. Just a couple of slides, and then we’ll wrap it up and take some questions. Just an overview, now having looked at some of the partnerships in our research platform, I’d like to focus you on our pro forma financial forecast. Now, this does assume a Neurogen acquisition, that the acquisition closes in the fourth quarter. If we pick up approximately $7 million in cash, we believe that we’ll finish the year with nearly $50 million in cash at the end of 2009, and given our current outlook on the combined businesses, for 2010 pro forma operating business is projected to be approximately cash flow neutral, with expenses in line with revenue. And this is significant. The last couple of years, we’ve actually sustained a very significant operating burn. That’s a typical biotech model. You do good drug research, but you spend a lot of money along the way. Ligand is now at a point, and just with our second quarter financial report in early August, our outlook is such that revenues, we’re looking at royalty revenues, contract payments, milestone payments, revenues will be in line with expenses next year. We’re estimating in the low to mid $30 million range. And accordingly, the business would be cash flow neutral. That’s significant, as we see several opportunities to earn, potentially, new license payments, milestones from other partnerships, as well as potentially increased royalties, with the expansion of existing markets for PROMACTA or approvals of new products.

We, again, also have more than $500 million in potential net operating loss carry forward. This is significant. It’s a very large base. They will be limited, for a variety of tax code reasons. However, presuming we do turn profitable, we’ll actually be able to use those tax assets.

Ligand Pharmaceuticals, Inc.

Thomas Weisel Partners Healthcare Conference 2009

September 9, 2009

And finally, I just want to leave you with a slide that outlines what we view as our potential near-term milestone in events. This is out, roughly, the next six months or so. PROMACTA, again, an exciting and lead drug partnership for us. We expect data at ASH in New Orleans in December. GSK is working on more studies, but also, building their long term safety database. We also know that PROMACTA, an NDA was filed in Europe at the end of last year. So we anticipate EU action on that. Our SARM trial, our androgen receptor program, single dose study will be finished this fall, and the multi-dose next spring, a chance for publications and presentations for that data. We have a potential for earning over $10 million in milestone payments from existing collaborations. This is within the next six months. There are few collaborations where there are some milestones enumerated. We can’t disclose them for confidentiality reasons, but presuming the research is successful, we have a chance to earn fairly substantial cash milestone payments. We’re looking forward to the completion of Schering-Plough’s CXCR2 trial in COPD. We’re anticipating action on VIVIANT, US FDA action on Wyeth’s osteoporosis drug. Internally, we believe that we’ll be able to nominate the lead candidate for our oral erythropoietin program. We’re looking to Wyeth to nominate a candidate for JAK-3, this is a hot target. A lot of research is going on in this area, but we think that Wyeth may be able to nominate a compound for JAK-3. And finally, to date, we’ve seen GSK nominate seven compounds out of our discovery platform, they may be able to nominate another one. This is a, we think, a long list of substantial news events. There are some revenue events, there are regulator events, there are clinical events, research events. This belies, we think, the strength of our story. It shows the diversity of Ligand and the potential. And again, this is our outlook for just the next six months or so.

With that, I appreciate your time and attention. We have a few minutes for questions, if there are any.

Male:	Yes, in the back.

Q:	[Number of outstanding shares after closing the deal with Neurogen]

John Higgins:	We’ll have approximately 117 million.

Q:	I was just wondering if you could maybe comment a little bit more on your strategy. You said you like to partner these programs out at certain inflection points. How do you balance that timing, with respect to wanting to kind of keep the cost structure lean, but also, at the same time, knowing that you’re sacrificing some downstream economics. And as you look past 2010, becoming cash flow neutral, is the next step for the company maybe keeping some of these programs in-house a little bit further, maybe retaining some kind of cost and profit sharing options, down the road?

Ligand Pharmaceuticals, Inc.

Thomas Weisel Partners Healthcare Conference 2009

September 9, 2009

John Higgins:	Steve, thank you. As far as deal making outlook, our view is while there’s a presumption that you can hold an asset longer, run it through Phase II, maybe get into Phase III, and then get better terms, we actually don’t necessarily agree with that. Partly, the last five to eight years, big pharma is paying much more to license quality assets. They’re doing deals earlier, they want more control over the clinical and regulatory path, and they are providing, we believe, much higher economic terms now than they were, let’s say, in the mid ‘90s. So when you offset how much more marginal value you might get against the excess, the extra cost and risk that the company would take on, we actually think the trade off favors earlier licensing. Now, if you only have one program to license and you license that early, then you could wait a long time before the magic happens, so to speak, before you really have something to talk about. And in the case of Ligand, we did a series of deals in the mid ‘90s that are now paying dividends for us. We have royalties, we’re getting some late stage clinical events, so we have a number of programs that are punctuating our story from a news flow perspective, and in a rich pipeline of early stage assets. So we think, partly, the economic and the risk exchange warrants an earlier licensing, but also, the composition, the diversity, the depth of the Ligand story also gives us an opportunity to license earlier, and really focus on what we’re good at. Historically, we’ve been a very, very good drug discovery company. So that’s our outlook, short term. It may evolve, based on future performance, but for right now, we’ll focus, again, on licensing at earlier stages.

Q:	Do you believe you can turn profitable?

John Higgins:	Presuming the revenues sustain or grow, yes, absolutely. We believe that we can invest in a substantial research business without meaningfully growing expenses.

Moderator:	We’re out of time. Thank you, John and thank you, Dr. Kazmi.

END